UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 25, 2011

CORPORATE OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046
(Address of principal executive offices)

(443) 285-5400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05               Costs Associated with Exit or Disposal Activities

The information set forth under Item 2.06 is incorporated by reference herein.

Item 2.06               Material Impairment

In April 2011, the management of Corporate Office Properties Trust (the “Registrant”) completed a review of the Registrant’s portfolio and identified a number of properties that are no longer closely aligned with the Registrant’s strategy.  On April 25, 2011, the Registrant’s Board of Trustees approved a plan by management to dispose of some of these properties during the next three years (the “Strategic Reallocation Plan”).  While management expects the Registrant to recognize gains on the dispositions of some of these properties, it also has determined that the carrying amounts of certain of these properties (the “Impaired Properties”) will not likely be recovered from the cash flows from the operations and sales of such properties over the shorter holding periods resulting from the Strategic Reallocation Plan.  Accordingly, during the three months ending June 30, 2011, the Registrant will recognize aggregate non-cash impairment losses of approximately $39.9 million for the amounts by which the carrying values of the Impaired Properties exceed their respective estimated fair values.  The Registrant does not expect to incur additional material charges in connection with the Strategic Reallocation Plan.

The properties to be disposed of pursuant to the Strategic Reallocation Plan consist primarily of smaller, nonstrategic office properties in certain submarkets in the Greater Baltimore, Suburban Maryland and St. Mary’s County regions.  The Registrant expects that net proceeds from the execution of the Strategic Reallocation Plan after the repayment of debt secured by the properties will approximate $200 million.  The Registrant expects to invest the proceeds in properties that will serve customers in the United States Government, defense information technology and related data sectors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2011

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Stephen E. Riffee
Name:	Stephen E. Riffee
Title:	Executive Vice President and
Chief Financial Officer